Exhibit (d)1

The Northwestern Mutual Life Insurance Company agrees to pay the benefits provided in this policy

(the “Policy”), subject to its terms and conditions.

Signed at Milwaukee, Wisconsin on the Date of Issue.

President and CEO	Secretary

FLEXIBLE PREMIUM VARIABLE ADJUSTABLE SURVIVORSHIP

LIFE INSURANCE POLICY

INSURANCE PAYABLE ON SECOND DEATH

Participating

Flexible premiums.

Benefits reflect investment results.

Variable benefits described in Sections 1, 3, 6, 7 and 8.

THE AMOUNT OF THE DEATH BENEFIT, THE DURATION OF THE COVERAGE AND ALL VALUES THAT ARE BASED ON THE SEPARATE ACCOUNT ASSETS WILL INCREASE OR DECREASE WITH INVESTMENT EXPERIENCE. THERE IS NO GUARANTEED MINIMUM DEATH BENEFIT. THERE IS NO GUARANTEED MINIMUM CASH SURRENDER VALUE.

Right To Return Policy. Please read this Policy carefully. The Policy may be returned by the Owner for any reason within ten days after it was received. The Policy may be returned to the Northwestern Mutual agent who sold it to you or to the Company at 720 E. Wisconsin Avenue, Milwaukee, Wl 53202 (“Home Office”). If returned, the Policy will be considered void from the beginning. The Company will refund the sum of (a) the Invested Assets on the date the returned Policy is received at the Home Office plus (b) any Premium Expense Charge, Monthly Policy Charge and Service Charges deducted under this Policy.

TT.SVUL.(0107)

INSURED	{John J. Doe}	AGE AND SEX	{35}	{Male}
	{Jane J. Doe}		{35}	{Female}

POLICY DATE	{January 31, 2007}	POLICY NUMBER	{00 000 000}

PLAN	Northwestern Mutual
	Survivorship Variable Universal Life	SPECIFIED AMOUNT	${2,000,000.00}

TT.SVUL.(0107)

This Policy is a legal contract between the Owner and

The Northwestern Mutual Life Insurance Company.

Read your Policy carefully.

TABLE OF CONTENTS

POLICY SCHEDULE PAGES	3

SECTION 1. THE CONTRACT	8

• Section 1.1 Life Insurance Benefit	8
• Section 1.2 Notice and Proof of Death	8
• Section 1.3 Entire Contract; Changes	8
• Section 1.4 Incontestability	8
• Section 1.5 Suicide	8
• Section 1.6 Policy Date and Date of Issue	8
• Section 1.7 Misstatement of Age or Sex	8
• Section 1.8 Payments by the Company	9
• Section 1.9 Insurability Requirements	9
• Section 1.10 Reports to Owner	9
• Section 1.11 Processing Requirements	9

SECTION 2. OWNERSHIP	9

• Section 2.1 The Owner	9
• Section 2.2 Transfer of Ownership	9
• Section 2.3 Naming and Changing a Successor Owner	9
• Section 2.4 Collateral Assignment	9

SECTION 3. DEATH BENEFIT	10

• Section 3.1 Death Benefit	10
• Section 3.2 Death Benefit Options	10
• Section 3.3 Death Benefit Option Changes	10
• Section 3.4 Changes in Specified Amount	11

SECTION 4. PREMIUMS, TRANSFERS AND REINSTATEMENT	12

• Section 4.1 Premium Payment	12
• Section 4.2 Net Premium	12
• Section 4.3 Allocation of Net Premiums and Subsequent Transfers	12
• Section 4.4 Premium Limitations	13
• Section 4.5 Grace Period	14
• Section 4.6 Reinstatement	14

SECTION 5. DIVIDENDS	15

• Section 5.1 Annual Dividends	15
• Section 5.2 Use of Dividends	15
• Section 5.3 Dividend at Death	15

SECTION 6. THE SEPARATE ACCOUNT	15

• Section 6.1 The Separate Account	15
• Section 6.2 The Account Divisions	16
• Section 6.3 Funds and Portfolios	16
• Section 6.4 Valuation Date and Valuation Period	16

TT.SVUL.(0107)

SECTION 7. DETERMINATION OF VALUES AND CHARGES	17

• Section 7.1 Policy Value	17
• Section 7.2 Invested Assets	17
• Section 7.3 Monthly Policy Charge	17
• Section 7.4 Service Charge	17
• Section 7.5 Investment Results	18

SECTION 8. CASH SURRENDER VALUE AND SURRENDER	18

• Section 8.1 Cash Surrender Value	18
• Section 8.2 Surrender	18
• Section 8.3 Basis of Values	18

SECTION 9. LOANS AND WITHDRAWALS	19

• Section 9.1 Policy Loans	19
• Section 9.2 Loan Value	19
• Section 9.3 Policy Debt	19
• Section 9.4 Loan Interest	19
• Section 9.5 Withdrawals	19

SECTION 10. DEFERRAL OF PAYMENTS	20

SECTION 11. BENEFICIARIES	20

• Section 11.1 Definition of Beneficiaries	20
• Section 11.2 Naming and Change of Beneficiaries	20
• Section 11.3 Succession in Interest of Beneficiaries	20
• Section 11.4 Trustee as Beneficiary 5 General	21
• Section 11.5 General	21

SECTION 12. PAYMENT OF POLICY BENEFITS	21

• Section 12.1 Payment of Proceeds	21
• Section 12.2 Payment Plans	21

ADDITIONAL BENEFITS (if any)

APPLICATION

TT.SVUL.(0107)

POLICY SCHEDULE PAGES

DATE OF ISSUE - January 31, 2007

Plan: Northwestern Mutual Survivorship Variable Universal Life

Specified Amount:	${1,000,000.00}

Death Benefit Option: {Specified Amount (Option A)}

Definition of Life Insurance Test: {Guideline Premium/Cash Value Corridor Test}

{The maximum premium under the Guideline Premium/Cash Value Corridor Test:

Guideline Single Premium	=$	{65,568.00}
Guideline Annual Level Premium	=$	{6,881.00}

The Age 121 Date is {January 31, 2093}. (Section 3)

The minimum premium is $25.00. (Section 4.4)

The Policy Debt Annual Effective Interest Rate is 5.00%. (Section 9.4)

The minimum withdrawal amount is $250.00. (Section 9.5)

This policy is issued in a {premier (non-tobacco)} rate classification) on {John J. Doe} and in a {premier (non-tobacco)} rate classification on {Jane J. Doe}.

DIRECT BENEFICIARY	{Jane J. Doe}
CONTINGENT BENEFICIARY	{Jill J. Doe}
OWNER	{John J. Doe}

INSURED	{John J. Doe}	ISSUE AGE AND SEX	{35}	{Male}
	{Jane J. Doe}		{35}	{Female}

POLICY DATE	{January 31, 2007}	POLICY NUMBER	{00 000 000}

PLAN	Northwestern Mutual
Survivorship Variable Universal Life SPECIFIED AMOUNT ${1,000,000.00}

TT.SVUL.(0107)	Page 3

POLICY NUMBER {00 000 000}

SCHEDULE OF MAXIMUM CHARGES

The Maximum Premium Expense Charge is the sum of the following (Section 4.2):

1.	Maximum Sales Load:

Premium Paid During Policy year	Policy Years 1 - 10		Policy Years after 10
Up to ${6,070.00}	{6.40	}%	{2.40	}%
In Excess of ${6,070.00}	{2.40	}%	{2.40	}%

2. Federal Deferred Acquisition Cost Charge	{1.30}% of premium

3. Premium Tax Charge	{2.00}% of premium

The Federal Deferred Acquisition Cost Charge and Premium Tax Charge may increase to reflect changes in tax law.

Maximum Monthly Policy Charges (Section 7.3):

The maximum Monthly Administrative Charge is ${7.50}.

The maximum Monthly Underwriting and Issue Charge is ${15.00}. There is no charge after the 10th policy year.

The maximum Monthly Mortality and Expense Risk Charge during the 1st ten Policy years is the sum of ${11.67} plus .075% of Invested Assets. The maximum Monthly Mortality and Expense Risk Charge after the first ten Policy years is .075% of Invested Assets.

The maximum Monthly Deferred Sales Charge is ${37.94}. There is no charge after the 10th Policy year.

The maximum Monthly Policy Debt Expense Charge is 0.167% of the Policy Debt.

TT.SVUL.(0107)	Page 4

POLICY NUMBER {00 000 000}

SCHEDULE OF CHARGES (continued)

Maximum Service Charges (Section 7.4):

The maximum withdrawal charge is $25.00 per withdrawal.

The maximum transfer charge is $25.00 per transfer.

The maximum charge for changes to Specified Amount is $25.00 per change for the second and subsequent changes during any Policy year.

The maximum charge for Death Benefit Option changes is $25.00 per change.

Maximum Surrender Charge (Section 8.1):

The maximum surrender charge is ${3,035.00} during the first Policy year; this charge is decreased by ${28.10} on each monthly processing date during the 2nd through 10th Policy years.

There is no surrender charge after the 10th Policy year.

TT.SVUL.(0107)	Page 4-1

POLICY NUMBER {00 000 000}

TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES

MONTHLY RATES PER $1,000

(Section 7.3)

Policy Year	Monthly Rate
{1	0.0000808}
{2	0.0002623}
{3	0.0004779}
{4	0.0007270}
{5	0.0010178}

{6	0.0013617}
{7	0.0017748}
{8	0.0022818}
{9	0.0029080}
{10	0.0036915}

{11	0.0046703}
{12	0.0058376}
{13	0.0072974}
{14	0.0088820}
{15	0.0107683}

{16	0.0131563}
{17	0.0160724}
{18	0.0197989}
{19	0.0242995}
{20	0.0299112}

{21	0.0369427}
{22	0.0454539}
{23	0.0555912}
{24	0.0669868}
{25	0.0803682}

{26	0.0964082}
{27	0.1160008}
{28	0.1401235}
{29	0.1687068}
{30	0.2020742}

{31	0.2410471}
{32	0.2858262}
{33	0.3369421}
{34	0.3964050}
{35	0.4643298}

{36	0.5455375}
{37	0.6416874}
{38	0.7610207}
{39	0.8978305}
{40	1.0542977}

{41	1.2352457}
{42	1.4430826}
{43	1.6863629}
{44	1.9718937}
{45	2.3026858}

{46	2.6804768}
{47	3.1490338}
{48	3.6789846}
{49	4.2532777}
{50	4.9011121}

{51	5.6366327}
{52	6.3953723}
{53	7.3501300}
{54	8.3740269}
{55	9.4677799}

{56	10.5397939}
{57	11.3060215}
{58	12.3219893}
{59	13.6182982}
{60	15.1662294}

{61	17.0131061}
{62	18.7729426}
{63	20.6012185}
{64	21.1909539}
{65	22.3482778}

{66	24.0178762}
{67	25.7197569}
{68	27.6312690}
{69	29.7335628}
{70	32.0665021}

{71	34.6069780}
{72	37.2368643}
{73	39.9518018}
{74	42.7024828}
{75	45.5776318}

{76	48.5296345}
{77	51.3875844}
{78	54.1778504}
{79	56.7491308}
{80	60.2982435}

{81	63.6301198}
{82	67.0923150}
{83	70.8792620}
{84	74.4071710}
{85	78.0564815}

{86	83.3333333}

The monthly rates shown above are based on the 2001 Commissioners Standard Ordinary Mortality Table.

TT.SVUL.(0107)	Page 5

POLICY NUMBER {00 000 000}

GUIDELINE PREMIUM/CASH VALUE CORRIDOR PERCENTAGES

The Corridor Percentages are used to determine the Minimum Death Benefit under the Guideline Premium/Cash Value Corridor Test. (Section 3.1)

Policy Year	Corridor %
{1	250}
{2	250}
{3	250}
{4	250}
{5	250}

{6	250}
{7	243}
{8	236}
{9	229}
{10	222}

{11	215}
{12	209}
{13	203}
{14	197}
{15	191}

{16	185}
{17	178}
{18	171}
{19	164}
{20	157}

{21	150}
{22	146}
{23	142}
{24	138}
{25	134}

{26	130}
{27	128}
{28	126}
{29	124}
{30	122}

{31	120}
{32	119}
{33	118}
{34	117}
{35	116}

{36	115}
{37	113}
{38	111}
{39	109}
{40	107}

{41	105}
{42	105}
{43	105}
{44	105}
{45	105}

{46	105}
{47	105}
{48	105}
{49	105}
{50	105}

{51	105}
{52	105}
{53	105}
{54	105}
{55	105}

{56	105}
{57	104}
{58	103}
{59	102}
{60	101}

{95 +	100}

TT.SVUL.(0107)	Page 6

POLICY NUMBER {00 000 000}

Northwestern Mutual Variable Life Account II

SEPARATE ACCOUNT DIVISIONS

(Section 6)

{Select Bond Division}

{Money Market Division}

{Balanced Division}

{Index 500 Stock Division}

{Aggressive Growth Stock Division}

{Franklin Templeton International Equity Division}

{High Yield Bond Division}

{Growth Stock Division}

{Large Cap Core Stock Division}

{Index 400 Stock Division}

{Small Cap Growth Stock Division}

{Russell Multi-Style Equity Division}

{Russell Aggressive Equity Division}

{Russell Non-US Division}

{Russell Real Estate Securities Division}

{Russell Core Bond Division}

{Asset Allocation Division}

{International Growth Stock Division}

{T. Rowe Price Small Cap Value Division}

{Capital Guardian Domestic Equity Division}

{AllianceBernstein Mid Cap Value Division}

{Janus Capital Appreciation Division}

{T. Rowe Price Equity Income Division}

{Fidelity VIP Mid Cap Division}

The In Force Date is {January 31, 2007}. (Section 4.3)

The Initial Allocation Date is {January 31, 2007}. (Section 4.3)

TT.SVUL.(0107)	Page 7

SECTION 1. THE CONTRACT

1.1	LIFE INSURANCE BENEFIT

The Northwestern Mutual Life Insurance Company (“Company”) will pay the Life Insurance Benefit on the death of the second of the Insureds to die (the “second death”) while this Policy is in force. No benefit is payable on the death of the first of the Insureds to die. Subject to the terms and conditions of the Policy, the payment of the Life Insurance Benefit will be:

•	made after proof of the deaths of both Insureds is received at the Home Office; and

•	made to the Beneficiaries under Section 11.

The amount of the Life Insurance Benefit will be:

•	the Death Benefit (Section 3.1); minus

•	the amount of any Policy Debt (Section 9.3); minus

•	any Monthly Policy Charges due and unpaid if the second death occurs during the grace period (Section 4.5).

These amounts will be determined as of the date of the second death. Even though the Owner does not have the right to take any policy loans or withdrawals after the date of the second death, any policy loans or withdrawals that are taken after the date of the second death will be deducted from the Life Insurance Benefit.

1.2	NOTICE AND PROOF OF DEATH

Written notice and proof of the death of each Insured must be given to the Company as soon as reasonably possible after each death.

1.3	ENTIRE CONTRACT; CHANGES

This Policy is issued in consideration of the application and any application supplements and payment of the initial premium. The Policy, together with the attached application and any application supplements (together referred to in this Policy as “Application”), and any attached amendments, endorsements, riders and additional benefits, are the entire contract. Any subsequent Application to reinstate or change this Policy also will become part of the contract, and a copy of such Application will be sent to the Owner for attachment to this Policy. Statements in the Application are representations and not warranties. This Policy may be changed by the Company to maintain compliance with applicable state and federal law, to assure continued qualification of the Policy under federal tax laws, or to reflect a change in the operation of the Separate Account. Subject to insurability and processing requirements of the Company, the Owner may apply to the Company to effect a policy change. A change in the terms of, or a waiver of the Company’s rights under, the Policy is valid only if it is approved in writing by an officer of the Company. The Company may require that the Policy be sent to it for endorsement to show a change or waiver. No agent has the authority to change the Policy or to waive the Company’s rights thereunder.

1.4	INCONTESTABILITY

The Company will not contest this Policy after the Policy has been in force, during the lifetime of at least one of the Insureds, for two years from the Date of Issue or for two years from the effective date of a reinstatement (Section 4.6). A change to the terms of the Policy after the Date of Issue, which occurred upon the request of the Owner and was subject to the Company’s insurability requirements, will be incontestable after the change has been in force, during the lifetime of at least one of the Insureds, for two years from the effective date of the change. In issuing the insurance, the Company has relied on the Application. While the insurance is contestable, the Company, on the basis of a misstatement in the Application, may rescind the insurance or deny a claim.

1.5	SUICIDE

If either Insured dies by suicide within one year from the Date of Issue, the amount payable by the Company will be limited to the premiums paid, minus the amount of any Policy Debt and withdrawals. If either Insured dies by suicide within one year from the date of issuance of an increase in the amount of insurance, which occurred upon the request of the Owner and was subject to the Company’s insurability requirements, the amount payable with respect to such increase will be limited to the Monthly Policy Charges attributable to the increase.

1.6	POLICY DATE AND DATE OF ISSUE

Monthly processing dates and Policy months, years and anniversaries are computed from the Policy Date. The contestable and suicide periods begin with the Date of Issue. These dates are shown on page 3.

1.7	MISSTATEMENT OF AGE OR SEX

If the age or sex of either Insured has been misstated, the Policy will be modified by recalculating all values and benefits based on the correct age and sex of the Insureds.

TT.SVUL.(0107)	8

1.8	PAYMENTS BY THE COMPANY

All payments by the Company under this Policy are payable in United States dollars at the Home Office.

1.9	INSURABILITY REQUIREMENTS

To make some changes under this Policy, both Insureds must meet the Company’s insurability requirements. These requirements are as follows:

•	both Insureds are alive;

•	evidence of insurability must be given that is satisfactory to the Company; and

•	under the Company’s underwriting standards, both Insureds are in an underwriting classification that is the same as, or is better than, the one for this Policy.

1.10	REPORTS TO OWNER

At least once each Policy year, the Company will send the Owner:

•	a statement of the Death Benefit, the Invested Assets, and any Policy Debt;

•	a report of the Separate Account, including financial statements; and

•	any other information required by law.

1.11	PROCESSING REQUIREMENTS

The Company will process requested transactions, payments and changes under this Policy only after receipt in the Home Office of all requirements in good order according to the Company’s then current procedures. These requirements, which the Company may change from time to time, may include proper completion of forms, valid instructions and authorizations, or other administrative or evidentiary requirements of the Company.

The Company reserves the right to require the Owner or other persons providing a signature in connection with a disbursement of any amounts under the Policy, or a change in ownership or beneficial rights under this Policy, to provide a signature guarantee to protect against fraud.

SECTION 2. OWNERSHIP

2.1	THE OWNER

The Owner as of the Date of Issue is named on page 3. All Policy rights may be exercised by the Owner without the consent of any Beneficiaries. If the Policy has more than one Owner, Policy rights must be exercised only by authorization of all Owners. After the second death, Policy rights may be exercised only as provided in Sections 11 and 12.

2.2	TRANSFER OF OWNERSHIP

The Owner may transfer the ownership of this Policy by providing the Company with written proof of the transfer, including supplying any required information about the new owner. The Company will not be responsible to a subsequent Owner for any payment or other action taken by the Company until the above information is received at the Home Office. The transfer will then take effect as of the date the transfer form was signed. The Company may require that the Policy be sent to it for endorsement to show the transfer.

2.3	NAMING AND CHANGING A SUCCESSOR OWNER

If the Owner is not the surviving Insured, the Owner may name or change a successor owner who will become the new owner upon the Owner’s death. The naming or changing of a successor owner will be effective upon receipt at the Home Office of a written request, including any required information about the successor owner.

2.4	COLLATERAL ASSIGNMENT

The Owner may assign this Policy as collateral security. The Company is not responsible for the validity or effect of the collateral assignment. The Company will not be responsible to an assignee for any payment or other action taken by the Company before receipt of the assignment in writing at the Home Office.

The interests of the Beneficiaries will be subject to any collateral assignment made either before or after the Beneficiaries are named.

The collateral assignee is not an Owner. The collateral assignment is not a transfer of ownership. Ownership can be transferred only by complying with Section 2.2 or Section 2.3.

TT.SVUL.(0107)	9

SECTION 3. DEATH BENEFIT

3.1	DEATH BENEFIT

The Death Benefit before the Age 121 Date shown on page 3 is determined by the Death Benefit Option (Section 3.2) in effect at the time of the second death. The Death Benefit on and after the Age 121 Date will be equal to the Policy Value. The Age 121 Date is the Policy anniversary nearest the date of the younger Insured’s 121st birthday.

3.2	DEATH BENEFIT OPTIONS

This Policy provides for three Death Benefit Options. The option in effect is shown on page 3.

Specified Amount (Option A) - The Death Benefit is the greater of:

•	the Specified Amount; or

•	the Minimum Death Benefit.

Specified Amount Plus Policy Value (Option B) - The Death Benefit is the greater of:

•	the Specified Amount plus the Policy Value; or

•	the Minimum Death Benefit.

Specified Amount Plus Cumulative Premiums Paid Minus Cumulative Withdrawals (Option C) - The Death Benefit is the greater of:

•	the Specified Amount plus cumulative premiums paid, minus cumulative withdrawals; or

•	the Minimum Death Benefit.

Minimum Death Benefit. The Minimum Death Benefit is the amount required by federal tax law to maintain this Policy as life insurance. The test in effect for determining compliance with the federal definition of life insurance is shown on page 3 and will be either:

(1)	the Guideline Premium/Cash Value Corridor Test: the Minimum Death Benefit equals the corridor percentage (shown on page 6 if this test was elected) for the appropriate Policy year multiplied by the Policy Value; or

(2)	the Cash Value Accumulation Test: the Minimum Death Benefit equals the Policy Value divided by the Net Single Premium (shown on page 6 if this test was elected) for the appropriate Policy year.

3.3	DEATH BENEFIT OPTION CHANGES

Subject to approval by the Company, the Owner may change the Death Benefit Option upon written request. This change will be effective on the monthly processing date on which the request is received at the Home Office, but if the request is not received on a monthly processing date then it will be effective on the next monthly processing date. The Company reserves the right to charge for a Death Benefit Option change. This charge will be deducted from the Invested Assets and will not exceed the amount shown on page 4. A change will not be allowed if the Specified Amount following the change would be less than the minimum Specified Amount the Company would require for issuance of a policy at the time of the change.

TT.SVUL.(0107)	10

Change to Option A. The Death Benefit Option may be changed to Option A before the Age 121 Date. On the effective date of change, the Specified Amount will be changed as follows:

(1)	If the change is from Option B to Option A, the Specified Amount after the change will be equal to the Specified Amount before the change plus the Policy Value on the effective date of the change.

(2)	If the change is from Option C to Option A, the Specified Amount after the change will be equal to the Specified Amount before the change plus the result of (a) minus (b) where:

(a)	is the cumulative premiums paid as of the effective date of the change; and

(b)	is the cumulative withdrawals as of the effective date of the change.

Change to Option B or Option C. The Death Benefit Option may be changed to Option B or Option C before the Policy anniversary nearest the older Insured’s 85th birthday. All changes to Option B or Option C will be subject to the Company’s insurability requirements (Section 1.9). On the effective date of change, the Specified Amount will be changed as follows:

(1)	If the change is from Option A to Option B, the Specified Amount after the change will be equal to the Specified Amount before the change minus the Policy Value on the effective date of the change.

(2)	If the change is from Option A to Option C, the Specified Amount after the change will be equal to the Specified Amount before the change plus the result of (a) minus (b) where:

(a)	is the cumulative withdrawals as of the effective date of the change; and

(b)	is the cumulative premiums paid as of the effective date of the change.

(3)	If the change is from Option B to Option C, the Specified Amount after the change will be equal to the Specified Amount before the change plus the result of (a) minus (b) where:

(a)	is the sum of the Policy Value on the effective date of the change and the cumulative withdrawals as of the effective date of the change; and

(b)	is the cumulative premiums paid as of the effective date of the change.

(4)	If the change is from Option C to Option B, the Specified Amount after the change will be equal to the Specified Amount before the change plus the result of (a) minus (b) where:

(a)	is the cumulative premiums paid as of the effective date of the change; and

(b)	is the sum of the Policy Value on the effective date of the change and the cumulative withdrawals as of the effective date of the change.

3.4	CHANGES IN SPECIFIED AMOUNT

The Owner may change the Specified Amount shown on page 3, upon written request subject to approval by the Company. This change will be effective on the monthly processing date on which the request is received at the Home Office, but if the request is not received on a monthly processing date then it will be effective on the next monthly processing date. The Company reserves the right to charge for more than one change to the Specified Amount in a Policy year. This charge will be deducted from the Invested Assets and will not exceed the amount shown on page 4.

Increases. An increase will be made only if, at the time applied for, the following requirements are met:

•	the insurance in force, as increased, will be within the Company’s issue limits;

•	the Company’s insurability requirements (Section 1.9) are met; and

•	the increase request is received prior to the Policy anniversary nearest the older Insured’s 85th birthday.

Decreases. A decrease will not be allowed if the Specified Amount following the decrease would be less than the minimum Specified Amount the Company would require for issuance of a policy at the time of change.

TT.SVUL.(0107)	11

SECTION 4. PREMIUMS, TRANSFERS AND REINSTATEMENT

4.1	PREMIUM PAYMENT

Premiums are flexible as to amount and timing. Premiums may be paid to the Company at any time and in any amount subject to the limitations described in Sections 4.4 and 10.3. All premiums after the first are payable at the Home Office or to a payment center designated by the Company. All payments must be made in United States dollars payable through a United States financial institution. A receipt signed by an officer of the Company will be furnished on request.

If a premium payment is made with a check or draft that is returned unpaid due to insufficient funds or for any other reason, or if a premium payment is made by an electronic funds transfer that is later reversed due to lack of funds in the account from which the transfer is made or for any other reason, the Company reserves the right to reverse the transaction. It further reserves the right to recover any resulting losses by withdrawing a sufficient amount of Invested Assets supporting this Policy from any Divisions in which such assets are invested.

If there is Policy Debt (Section 9.3), payments received at the Home Office will be applied to reduce Policy Debt unless designated as premium payments.

4.2	NET PREMIUM

The Net Premium is the amount of each premium paid that is available for allocation to the Divisions of the Separate Account. The amount of the Net Premium will be:

•	the premium paid; less

•	the Premium Expense Charge.

The Premium Expense Charge will consist of the amounts shown on page 4.

4.3	ALLOCATION OF NET PREMIUMS AND SUBSEQUENT TRANSFERS

Net Premium payments received on or before the In Force Date are transferred to the Separate Account on the In Force Date, but if the In Force Date is not a Valuation Date then the transfer will occur on the next Valuation Date. Net Premium payments received after the In Force Date are transferred to the Separate Account on the Valuation Date of receipt in the Home Office, but if not received on a Valuation Date then the transfer will occur on the next Valuation Date. The In Force Date is shown on page 7.

Prior to the Initial Allocation Date, any Net Premium payments transferred to the Separate Account will be transferred to the Money Market Division. On and after the Initial Allocation Date, Net Premium payments are allocated to the Divisions of the Separate Account based on the Owner’s instructions then in effect. The Initial Allocation Date is shown on page 7.

Initial allocation instructions will remain in effect for subsequent Net Premium payments until the Company receives a request for change by the Owner. If a request is not in accordance with the Company’s then current requirements, Net Premium payments will continue to be credited to the Policy according to the allocation instructions then in effect.

See Section 6.4 for the effective date of financial transactions, such as premium payments and transfers.

TT.SVUL.(0107)	12

Subsequent Transfers. Subject to limitations on Short Term and Excessive Trading described below, the Owner may transfer the accumulated amounts invested in one Division to another. The Company reserves the right to charge for transfers and to impose a minimum and/or maximum size on transfer amounts. This charge will be deducted from the Invested Assets and will not exceed the amount shown on page 4. The deduction will be allocated to each Division in proportion to the amounts in each Division after the transfer. In addition, certain of the underlying mutual funds in which the Divisions invest may impose redemption fees. These fees are described in the mutual fund prospectuses. Any mutual fund redemption fees that you are charged are paid to and retained by the mutual fund, and not the Company or the Separate Account.

There may be a delay in completing a transfer if the transfer involves a purchase of a Portfolio that requires the receipt of federal funds before accepting a purchase order, or a redemption of a Portfolio that delays making proceeds available.

Written and Electronic Instructions. Generally, premium payment allocation and transfer instructions must be provided by the Owner to the Company in writing. Additionally, if pre-authorized by the Owner, such instructions may be provided by telephone, electronic mail or the internet (“electronic instructions”) in accordance with the Company's then current telephone or internet procedures. However, the Company is not required to accept electronic instructions. The Company also will not be responsible for losses resulting from transactions based on unauthorized electronic instructions, provided the Company follows procedures reasonably designed to verify the authenticity of electronic instructions. The Company reserves the right to limit, modify, suspend or terminate the ability to make transfers via electronic instructions.

Short Term and Excessive Trading. Short term and excessive trading by a policyowner may have a detrimental effect on Invested Assets in the Divisions, the share prices of the corresponding Portfolios, and the rights of other policyowners. Therefore, to deter short term and excessive trading, the Company reserves the right to limit the amount and frequency of transfers to and from Divisions and to refuse to process transfers. Such restrictions may also be applied in any other manner reasonably designed to prevent any use of the transfer right which is considered by the Company to be to the disadvantage of other policyowners.

4.4	PREMIUM LIMITATIONS

Premiums may be paid to the Company at any time before the Age 121 Date shown on page 3, subject to the limitations in this Policy. The minimum premium the Company will accept is shown on page 3.

The Company will not accept any premium that causes this Policy not to qualify as a life insurance policy under federal tax law. Further, the Company reserves the right to make distributions from this Policy as necessary to continue to qualify the Policy as life insurance under federal tax law. If mandated under applicable law, the Company may reject a premium payment.

A premium payment that would either exceed the illustrated cumulative premiums in the Application or increase the Policy’s Death Benefit more than it increases the Policy Value will be accepted only if:

•	the insurance in force, as increased, will be within the Company’s issue limits;

•	the Company’s insurability requirements (Section 1.9) are met; and

•	the premium payment is received prior to the Policy anniversary nearest the older Insured’s 85th birthday.

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4.5	GRACE PERIOD

If the Cash Surrender Value on a monthly processing date is less than the current Monthly Policy Charge, a grace period will be allowed for the payment of an additional premium to keep the Policy in force. The minimum premium that must be paid is three times the Monthly Policy Charge due when the insufficiency occurred.

The grace period will begin on the date the Company sends written notice of the insufficiency. The grace period will end 61 days after the notice is sent. The notice will be sent to the Owner and will state the date the grace period ends and the amount of premium required to keep the Policy in force. Upon receipt of payment, the Company will allocate the Net Premium, less any Monthly Policy Charges due and unpaid, to the Divisions of the Separate Account according the allocation of Net Premiums then in effect. The Policy will remain in force during the grace period. If the amount of premium required to keep the Policy in force is not paid by the end of the grace period, the Policy will terminate with no value.

4.6	REINSTATEMENT

If the Policy has terminated under Section 4.5, the Policy may be reinstated not more than three years after the date the Policy terminated, subject to approval by the Company. The Owner does not have the right to reinstate the Policy if it is surrendered for its Cash Surrender Value. This Policy may not be reinstated if either of the Insureds dies after the end of the grace period.

To reinstate the Policy, the Company’s reinstatement insurability requirements described below must be met and a premium must be paid that is equal to the amount that will pay for the sum of all Monthly Policy Charges that were due and unpaid before the end of the grace period and three times the Monthly Policy Charge due on the effective date of the reinstatement.

The reinstatement insurability requirements are:

•	evidence of insurability is given that is satisfactory to the Company; and

•	under the Company’s underwriting standards, both Insureds are in the same underwriting classification as, or in a better underwriting classification than, they were on the Date of Issue, or if only one Insured was alive at the end of the grace period, that Insured is in the same underwriting classification as, or in a better classification than, that Insured was in on the Date of Issue.

If the Company approves the application for reinstatement, the effective date of the reinstated policy will be the monthly processing date on which the reinstatement application is received at the Home Office, but if the application is not received on a monthly processing date then it will be effective on the next monthly processing date. On the effective date of reinstatement any Policy Debt as of the date the Policy terminated will be reinstated. On the effective date of reinstatement, the Policy Value will be equal to the sum of:

•	the Net Premium paid upon reinstatement; and

•	any Policy Debt as of the date the Policy terminated; and

minus the sum of:

•	all Monthly Policy Charges that were due and unpaid before the end of the grace period; and

•	the Monthly Policy Charge due on the effective date of reinstatement.

On the later of the effective date of reinstatement, or the date the Company approves the application for reinstatement, the Company will allocate the Policy Value, less any Policy Debt, to the Divisions of the Separate Account according to the allocation of Net Premiums then in effect, but if such date is not a Valuation Date then this amount will be allocated as of the next Valuation Date.

TT.SVUL.(0107)	14

SECTION 5. DIVIDENDS

5.1	ANNUAL DIVIDENDS

This Policy is eligible to share in the divisible surplus, if any, of the Company. This divisible surplus is determined each year. This Policy’s share, if any, will be credited as a dividend on the Policy anniversary. Decisions concerning the amount and appropriate allocation of divisible surplus are within the sole discretion of the Company’s Board of Trustees. There is no guaranteed method or formula for the determination or allocation of divisible surplus. Even if there is a divisible surplus, the payment of a dividend on this Policy is not guaranteed.

It is not expected that any dividends will be payable on this Policy.

5.2	USE OF DIVIDENDS

Annual dividends, if any, may be paid in cash or used to increase the Policy Value. If no direction is given for the use of dividends, they will be used to increase the Policy Value. Dividends used to increase the Policy Value will be allocated to the Divisions of the Separate Account according to the allocation of Net Premiums currently in effect.

5.3	DIVIDEND AT DEATH

If a dividend is payable under Section 5.1, a dividend for the period from the beginning of the Policy year to the date of the second death will be payable as part of the Life Insurance Benefit.

SECTION 6. THE SEPARATE ACCOUNT

6.1	THE SEPARATE ACCOUNT

The Separate Account is the separate account designated on page 7. It is registered with the Securities and Exchange Commission (“SEC”) as a unit investment trust under the Investment Company Act of 1940. Unless required by law, the investment policy of the Separate Account may not be changed without the Company’s consent and subject to any required regulatory approval.

The Company is the legal owner of the assets held in the Separate Account, but the Separate Account is legally segregated, meaning that its assets are kept separate from assets held in the Company’s general account and other separate accounts that it may have. Assets will be allocated to the Separate Account to support the operation of this Policy and other flexible and scheduled premium variable life insurance policies. Assets may also be allocated for other purposes, but not to support the operation of any contracts or policies other than variable life insurance. Income and realized and unrealized gains and losses from assets in the Separate Account are credited to or charged against it without regard to other income, gains or losses of the Company. The portion of these assets that equals the reserves and other liabilities of the policies supported by the Separate Account will not be charged with liabilities arising out of any other business the Company may conduct. The Company reserves the right to transfer assets of the Separate Account in excess of these reserves and liabilities to its general account. The Company also reserves the right to transfer assets of the Separate Account that it determines to be associated with the class of policies to which this Policy belongs to another separate account. If this type of transfer is made, the term “Separate Account” as used in this Policy will mean the separate account to which the assets are transferred.

When permitted by law and subject to any approvals that may be required by regulatory authorities, the Company reserves the right to:

•	operate the Separate Account or a Division as either a unit investment trust or a management company under the Investment Company Act of 1940, or in any other form allowed by law, if deemed by the Company to be in the best interest of its policyowners.

•	register or deregister the Separate Account under the Investment Company Act of 1940 or change its classification under that Act.

•	create new separate accounts.

•	combine the Separate Account with any other separate account.

•	transfer the assets and liabilities of the Separate Account to another separate account.

•	add, delete or make substitutions for the securities and other assets that are held or purchased by the Separate Account.

•	terminate and/or liquidate the Separate Account.

•	restrict or eliminate any voting rights of policyowners or other persons who have voting rights as to the Separate Account.

•	make any changes to the Separate Account to conform with, or required by any change in, federal tax law, the Investment Company Act of 1940 and regulations promulgated thereunder, or any other applicable federal or state laws.

TT.SVUL.(0107)	15

6.2	THE ACCOUNT DIVISIONS

The Separate Account is divided into Divisions. Assets of each Division are invested in shares of a corresponding Fund Portfolio that the Company makes available under the Policy. Shares are purchased for the Separate Account at the net asset value of the applicable Fund Portfolio. The Divisions available on the Policy Date are listed on page 7. The Company may add new Divisions to the Separate Account. When permitted by law and subject to any required regulatory approvals, the Company reserves the right to make such Divisions available to any class or series of insurance policies as it deems appropriate, to eliminate or combine any Divisions, and to transfer the assets of any Division to any other Division.

6.3	FUNDS AND PORTFOLIOS

Assets of the Separate Account allocated to a Division are invested in shares of a corresponding Portfolio of a Fund. Each Fund is registered under the Investment Company Act of 1940 (the “Act”) as an open-end, management investment company or a unit investment trust or is not required to be registered under the Act. The Company may make new Portfolios or Funds available for investment of Separate Account assets. When permitted by law and subject to any required regulatory approvals, the Company reserves the right to eliminate a Portfolio and to substitute another Portfolio if the shares of the Portfolio are no longer available for investment or, in its judgment, further investment in the Portfolio is no longer appropriate in view of the purpose of the Separate Account. A Portfolio may no longer be appropriate due to a change in law, a change in the Portfolio’s investment, administrative or other policies, or for some other reason. In the event of a substitution or change, the Company may make appropriate endorsement of this and other policies having an interest in the Separate Account and take other actions as may be necessary to effect the substitution or change.

The Owner may exchange this Policy for a fixed benefit life insurance policy if a Fund changes its investment advisor or if a Portfolio has a material change in its investment policies that was approved by its shareholders. The Company will notify the Owner if there is any such change. The Owner may exchange this Policy within 60 days after the notice or the effective date of the change, whichever is later.

The Company reserves the right to provide to a Fund information about Owners and their trading activities involving the Fund’s Portfolios that the Company deems necessary (1) to deter fraud or violations of operating rules of the Company or the Fund and (2) to comply with applicable state or federal law.

6.4	VALUATION DATE AND VALUATION PERIOD

A Valuation Date is any day the NYSE is open for trading, except for any days specified in the Policy’s prospectus and any day that a Division’s corresponding Portfolio does not value its shares. A Valuation Date ends when the NYSE closes. A Valuation Period is the time between the close of business on a Valuation Date and the close of business on the next Valuation Date.

Financial transactions, which include transactions that allocate, transfer or add amounts to a Division or deduct, loan, transfer or withdraw amounts from a Division, are valued at the end of a Valuation Date. A financial transaction will be effective as of the Valuation Date on which the transaction request is received in good order at the Home Office. If the transaction is received after the end of a Valuation Date, or on any day other than a Valuation Date, the transaction will be effective as of the next Valuation Date. If the transaction is not in good order when the Company receives it, the transaction will be effective as of the Valuation Date on which it first becomes in good order.

TT.SVUL.(0107)	16

SECTION 7. DETERMINATION OF VALUES AND CHARGES

7.1	POLICY VALUE

The Policy Value is equal to the Invested Assets plus Policy Debt.

7.2	INVESTED ASSETS

On the Policy Date, the Invested Assets are equal to the Net Premium less the Monthly Policy Charge. On any day after the Policy Date, the Invested Assets are equal to what they were on the previous Valuation Date plus any of these items applicable for the current Valuation Date:

•	any increase due to investment results (as described in Section 7.5) for the portion of the Invested Assets invested in Divisions with a positive rate of return for the current Valuation Period;

•	the Net Premium, if a premium is paid;

•	any loan repayment and accrued loan interest payment; and

•	any dividend directed to increase the Policy Value;

minus any of these items applicable for the current Valuation Date:

•	any decrease due to investment results (as described in Section 7.5) for the portion of the Invested Assets invested in Divisions with a negative rate of return for the current Valuation Period;

•	the Monthly Policy Charge (as described in Section 7.3);

•	policy loans (as described in Section 9.1);

•	withdrawals (as described in Section 9.5); and

•	service charges (as described in Section 7.4).

The Monthly Policy Charge, policy loans, withdrawals, and service charges will be deducted from the Invested Assets. The deduction will be allocated to each Division in proportion to the amounts in each Division. However, the Owner may elect to have the Monthly Policy Charge deducted from one Division. The Company reserves the right to determine which Divisions to make available for this election. This election will be effective on the monthly processing date on which the election is received at the Home Office, but if the election is not received on a monthly processing date then it will be effective on the next monthly processing date. The election will remain in effect unless changed by the Owner. If on any monthly processing date the amount in the specified Division is not sufficient to pay the entire Monthly Policy Charge, the remainder of those charges will be allocated to each Division in proportion to the amounts in each Division.

7.3	MONTHLY POLICY CHARGE

The Monthly Policy Charge is deducted from the Invested Assets on each monthly processing date, but if a monthly processing date is not a Valuation Date then the deduction will occur on the next Valuation Date. The Monthly Policy Charge is equal to the sum of the following:

•	the Monthly Administrative Charge (the maximum is shown on page 4);

•	the Monthly Underwriting and Issue Charge (the maximum is shown on page 4);

•	the Monthly Mortality and Expense Risk Charge (the maximum is shown on page 4);

•	the Monthly Deferred Sales Charge (the maximum is shown on page 4);

•	the Monthly Policy Debt Expense Charge (the maximum is shown on page 4); and

•	the Monthly Cost of Insurance Charge. The Monthly Cost of Insurance Charge is the cost of insurance rate times the net amount at risk. The maximum cost of insurance rates are shown on page 5. The net amount at risk is (a) minus (b) where:

(a)	is the Death Benefit on the monthly processing date (after deduction of all items in the Monthly Policy Charge for the month excluding the Monthly Cost of Insurance Charge) divided by 1.0032737; and

(b)	is the Policy Value on the monthly processing date (after deduction of all items in the Monthly Policy Charge for the month excluding the Monthly Cost of Insurance Charge).

7.4	SERVICE CHARGE

A service charge, not to exceed the amounts shown on page 4, may result from the following transactions:

•	a withdrawal;

•	a transfer;

•	a change in Specified Amount; or

•	a change in the Death Benefit Option.

TT.SVUL.(0107)	17

7.5	INVESTMENT RESULTS

Investment results are reflected in the Invested Assets each Valuation Period. The investment results for each Division of the Invested Assets equal the Division’s share of the Invested Assets at the end of the previous Valuation Period times the rate of return for that Division for the current Valuation Period.

The rate of return for a Division for a Valuation Period is obtained by taking the result of (a) minus (b) and dividing by (b) where:

(a)	is the sum of:

•	the value of a share of the corresponding Portfolio of the Fund at the close of the current Valuation Period; plus

•	the per share amount of any investment income and capital gains distributed by the Fund for the current Valuation Period; and

(b)	is the value of the share at the close of business for the immediately preceding Valuation Period.

The rate of return and corresponding investment results may be positive or negative. If the rate of return is positive, there will be an increase in values for the Division; if it is negative, there will be a decrease in values for the Division.

SECTION 8. CASH SURRENDER VALUE AND SURRENDER

8.1	CASH SURRENDER VALUE

The Cash Surrender Value of this Policy is equal to the Policy Value minus the sum of any Policy Debt and the surrender charge. The surrender charge will not exceed the maximum shown on page 4.

8.2	SURRENDER

The Owner may surrender this Policy for its Cash Surrender Value at any time while either Insured is alive and the Policy is in force. A written surrender of all claims, satisfactory to the Company, will be required. The date of surrender will be the date of receipt at the Home Office of the written surrender. The Policy will terminate, and the Cash Surrender Value will be determined, as of the Valuation Date of receipt at the Home Office of the surrender request, but if the request is not received on a Valuation Date then the Cash Surrender Value will be determined on the next Valuation Date. The Company may require that the Policy be sent to the Home Office.

Surrender proceeds will be paid either in cash or under a payment plan that is elected by the Owner.

8.3	BASIS OF VALUES

A detailed statement of the method of calculation of all values for this Policy has been filed with the insurance supervisory official of the state in which this Policy is delivered. All values are at least as great as those required by that state.

TT.SVUL.(0107)	18

SECTION 9. LOANS AND WITHDRAWALS

9.1	POLICY LOANS

Upon request the Owner may obtain a loan from the Company in an amount that, when added to existing Policy Debt, is not more than the Loan Value.

On the Valuation Date on which a loan is made, the Invested Assets will be reduced by the amount of the loan, but if the date a loan is made is not a Valuation Date then the reduction will occur on the next Valuation Date. The reduction will be allocated to each Division in proportion to the amounts in each Division. On the Valuation Date on which a loan repayment is made, or the date accrued interest is paid, Invested Assets will be increased by the amount of the payment, but if the date of payment is not a Valuation Date then the increase will occur on the next Valuation Date. The payment will be allocated to the Divisions of the Separate Account according to the allocation of Net Premiums currently in effect.

9.2	LOAN VALUE

The Loan Value is 90% of:

•	the Policy Value on the date of the loan; minus

•	the surrender charge that would be applicable to a surrender on the date of the loan.

9.3	POLICY DEBT

Policy Debt consists of all outstanding loans and accrued loan interest. It may be paid to the Company at any time. Policy Debt affects any dividends that may be paid under Section 5.1. Any Policy Debt will be deducted from the Policy proceeds.

Policy Debt reduces the Cash Surrender Value and may cause the Policy to terminate with no value subject to the conditions of the grace period (Section 4.5).

9.4	LOAN INTEREST

Loan interest accrues and is payable on a daily basis from the date of the loan. Unpaid loan interest is included in Policy Debt.

The annual effective interest rate applied to Policy Debt is shown on page 3.

9.5	WITHDRAWALS

Upon request the Owner may make a withdrawal from the Policy Value. The Company reserves the right to charge for withdrawals. This charge will be deducted from the Invested Assets and will not exceed the maximum withdrawal charge shown on page 4. However, the Owner may not:

•	withdraw an amount which would reduce the Loan Value (net of any applicable service charge) to less than the Policy Debt;

•	withdraw an amount which would reduce the Specified Amount to less than the minimum Specified Amount that the Company would require for issuance of a policy at the time of withdrawal;

•	withdraw an amount which would reduce the Cash Surrender Value to less than the sum of three times the most recent Monthly Policy Charge and any applicable service charge;

•	withdraw less than the minimum withdrawal amount shown on page 3; or

•	make more than four withdrawals in a Policy year.

On the Valuation Date on which a withdrawal from the Policy Value is made, the Invested Assets will be reduced by the amount of the withdrawal, but if the date of a withdrawal is not a Valuation Date then the reduction will occur on the next Valuation Date. The reduction will be allocated to each Division in proportion to the amounts in each Division.

If the Death Benefit Option in effect at the time of withdrawal is Option A, the Specified Amount will be reduced by the excess, if any, of the Specified Amount over the result of (a) minus (b) where:

(a)	is the Death Benefit immediately prior to the withdrawal; and

(b)	is the amount of the withdrawal and applicable service charge.

TT.SVUL.(0107)	19

SECTION 10. DEFERRAL OF PAYMENTS

The Company reserves the right:

•	to defer determination and payment of the Cash Surrender Value;

•	to defer payment of a policy loan or withdrawal;

•	to defer determination of a change in the amount of variable insurance or other variable amounts payable on death, and, if such determination has been deferred, to defer payment of any portion of the Life Insurance Benefit based on a variable amount; and

•	if payment of all or part of the Life Insurance Benefit is deferred, to defer application of the Life Insurance Benefit to a payment plan under Section 12;

during any period when:

•	the sale of securities or the determination of investment results is not reasonably practicable because:

(a)	the NYSE is closed; or

(b)	conditions are such that, under rules and regulations adopted by the SEC, trading is deemed to be restricted or an emergency is deemed to exist; or

•	the SEC, by order, permits deferral for the protection of the Company’s policyowners.

If mandated under applicable law, the Company may block an Owner’s account, and thereby refuse to pay any request for transfer, surrender, withdrawal, loans or the Life Insurance Benefit, until instructions are received from the appropriate regulatory or other lawful authority.

SECTION 11. BENEFICIARIES

11.1	DEFINITION OF BENEFICIARIES

The term “Beneficiaries” means direct beneficiaries, contingent beneficiaries and further payees of the Life Insurance Benefit.

11.2	NAMING AND CHANGE OF BENEFICIARIES

By Owner. The Owner may name and change the Beneficiaries of the Life Insurance Benefit:

•	before the second death; or

•	during the first 60 days after the second death if the second Insured to die was not the Owner at the time of his or her death. A change made during the 60 days may not be revoked.

Effective Date. A naming or a change of Beneficiaries will be made on receipt at the Home Office of a written request. The request will then take effect as of the date that it was signed. The Company is not responsible for any payment or other action that is taken by it before the receipt of the request. Any change of Beneficiary terminates all rights under previous Beneficiary designations. The Company may require that the Policy be sent to it to be endorsed.

11.3	SUCCESSION IN INTEREST OF BENEFICIARIES

At Least One Beneficiary Survives and Receives Payment. If at least one of the Beneficiaries survives the second Insured to die and receives payment of his or her share of the Life Insurance Benefit, then the Life Insurance Benefit will be paid as follows:

Direct Beneficiaries. The Life Insurance Benefit will be paid in equal shares, unless otherwise designated by the Owner, to the direct beneficiaries who survive and receive payment. If a direct beneficiary dies before receiving all or part of the direct beneficiary’s full share, then the unpaid portion will be paid in equal shares to the other direct beneficiaries who survive and receive payment.

Contingent Beneficiaries. If the direct beneficiaries do not survive and receive payment of the entire Life Insurance Benefit, then the unpaid portion will be paid in equal shares, unless otherwise designated by the Owner, to the contingent beneficiaries who survive and receive payment. If a contingent beneficiary dies before receiving all or part of the contingent beneficiary’s full share, then the unpaid portion will be paid in equal shares to the other contingent beneficiaries who survive and receive payment.

TT.SVUL.(0107)	20

Further Payees. If the direct and contingent beneficiaries do not survive and receive payment of the entire Life Insurance Benefit, then the unpaid portion will be paid in one sum:

•	in equal shares, unless otherwise designated by the Owner, to the further payees who survive and receive payment; or

•	if no further payees survive and receive payment of the unpaid portion of the Life Insurance Benefit, then to the estate of the last to die of all of the Beneficiaries.

No Beneficiaries Survive and Receive Payment. If no Beneficiaries survive the second Insured to die and receive payment of any portion of the Life Insurance Benefit, then the Life Insurance Benefit will be paid to the Owner or to the Owner’s estate.

11.4	TRUSTEE AS BENEFICIARY

If a trustee is named as a Beneficiary and no qualified trustee makes claim to the Life Insurance Benefit within one year after payment becomes due to the trustee, or if acceptable evidence is furnished to the Company within that year showing that no trustee can qualify to receive payment, payment will be made as though the trustee had not been named.

The Company will be fully discharged of liability for any action taken by the trustee and for all amounts paid to, or at the direction of, the trustee and will have no obligation as to the use of the amounts. In all dealings with the trustee, the Company will be fully protected against the claims of every other person. The Company will not be charged with notice of a change of trustee unless written evidence of the change is received at the Home Office.

11.5	GENERAL

Transfer of Ownership. A transfer of ownership will not change the interest of the Beneficiaries.

Claims of Creditors. So far as allowed by law, no amount payable under this Policy will be subject to the claims of creditors of the Beneficiaries.

SECTION 12. PAYMENT OF POLICY BENEFITS

12.1	PAYMENT OF PROCEEDS

The Life Insurance Benefit will be paid in cash or paid under a fixed payment plan as follows:

•	in a manner designated by the Owner and accepted by the Company; or

•	if the Owner has not designated an acceptable manner of payment, then in cash or in a manner designated by a direct or contingent beneficiary and accepted by the Company.

The Company will pay interest on the Life Insurance Benefit from the date of the second death until the proceeds are paid in cash or into a payment plan. Interest will be paid at an annual effective rate determined by the Company but the rate shall not be less than the rate, if any, required by applicable state law for unpaid death proceeds under a life insurance policy.

12.2	PAYMENT PLANS

Payment Plan Elections.

The Owner may elect payment plans for each Beneficiary’s share of the Life Insurance Benefit:

•	before the second death; or

•	during the first 60 days after the second death if the second Insured to die was not the Owner at the time of his or her death. An election made during the 60 days may not be revoked.

Subject to the Owner’s rights and upon supplying any required information to the Company, a direct or contingent beneficiary may elect a payment plan for his or her share of the Life Insurance Benefit and/or name his or her own beneficiary for the remaining value, if any, in the payment plan existing at the time of the direct or contingent beneficiary’s death. If no such payment plan beneficiary is named, then the payment plan beneficiary for the remaining value, if any, shall be the estate of the direct or contingent beneficiary to whom payment plan payments were being made. Payment plan beneficiaries will continue under the terms of the payment plan.

The Owner may elect payment plans for surrender proceeds. The Owner will be the direct beneficiary.

TT.SVUL.(0107)	21

Effective Date. A payment plan that is elected by the Owner will take effect on the date of the second death if the election is received at the Home Office prior to the second death. In all other cases, a payment plan that is elected will take effect on the date the election is received at the Home Office or on a later date, if requested.

Payment Date. The first payment is due as of the effective date of the plan. If applicable, proof of the date of birth and other required information, acceptable to the Company, must be furnished for each individual on whose life the payments are based.

Transfer Between Payment Plans. A direct or contingent beneficiary who is receiving payment under a payment plan which includes the right to withdraw may transfer the withdrawal value to any other available plan.

Minimum Payment. The Company may limit the election of a payment plan to one that results in payments of at least $50. If payments under a payment plan are or become less than $50, the Company may change the frequency of payments. If the payments are being made once every 12 months and are less than $50, the Company may pay the present value or the balance of the payment plan.

Payment Plan Offerings.

The Company will make available the following Life Income Plans:

•	Single Life Income. The Company will make monthly payments for the selected certain period, if any, and thereafter during the remaining lifetime of the individual upon whose life income payments are based. The choices for the certain period are:

a.	zero years;

b.	10 years;

c.	20 years; or

d.	a refund period which continues until the sum of the payments that have been made is equal to the amount that was applied under this Life Income Plan.

•	Joint and Survivor Life Income. The Company will make monthly payments for a 10-year certain period, and after that as long as one or both individuals, upon whose lives income payments are based, is alive.

The Company may offer additional payment plans.

The following shall apply to Life Income Plans:

Withdrawal. The remaining value, if any, in a Life Income Plan may be withdrawn in a lump sum upon the death of all individuals upon whose lives income payments are based. The withdrawal value will be the present value of any unpaid payments for the remaining certain period. The present value will be based on the rate of interest used to determine the amount of the payments.

Limitations. A direct or contingent beneficiary who is a natural person may be paid under a Life Income Plan only if the payments depend on his or her life. A non-natural person may be paid under a Life Income Plan only if the payments depend on the life of the Insured’s spouse or the Insured’s dependent.

Payment Frequency. On request, payments will be made once every 3, 6 or 12 months instead of each month.

TT.SVUL.(0107)	22

Increase of Monthly Income. A direct or contingent beneficiary may increase the amount of the monthly payments. This is done by the payment of an annuity premium to the Company at the time the payment plan elected takes effect. The amount that will be applied under the payment plan will be the net premium. The net premium is the annuity premium less a charge of not more than 2% and less any premium tax. The net premium will be applied under the same payment plan and at the same rates as the proceeds. The Company may limit this net premium to an amount that is equal to the direct or contingent beneficiary's share of the proceeds payable under this Policy.

Payment Plan Rates. Life Income Plan payments will be based on rates declared by the Company. These rates will provide at least as much income as would the Company's rates, on the date that the payment plan takes effect, for a single premium immediate annuity contract. Payments under these rates will not be less than the amounts that are described in Minimum Payment Rates.

Minimum Payment Rates. The minimum payment rates for the Life Income Plans are shown in the Minimum Payment Rate Tables.

The Life Income Plan payment rates in those tables depend on the sex and the adjusted age of each person on whose life the payments are based. The adjusted age is:

•	the age on the birthday that is nearest to the date on which the payment plan takes effect; plus

•	the age adjustment shown below for the number of Policy years that have elapsed from the Policy Date to the date that the payment plan takes effect. A part of a Policy year is counted as a full year.

POLICY YEARS ELAPSED	AGE ADJUSTMENT
1 to 8	0
9 to 16	-1
17 to 24	-2
25 to 32	-3
33 to 40	-4
41 to 48	-5
49 or more	-6

TT.SVUL.(0107)	23

MINIMUM PAYMENT RATE TABLES

Minimum Monthly Income Payments per $1,000 of Proceeds

SINGLE LIFE INCOME PLAN

SINGLE LIFE MONTHLY PAYMENTS

MALE ADJUSTED AGE*	CHOSEN PERIOD (YEARS)				FEMALE ADJUSTED AGE*	CHOSEN PERIOD (YEARS)
	ZERO	10	20	REFUND		ZERO	10	20	REFUND
55	$3.77	$3.74	$3.64	$3.59	55	$3.48	$3.46	$3.41	$3.37
56	3.85	3.82	3.70	3.65	56	3.54	3.52	3.47	3.42
57	3.94	3.90	3.76	3.71	57	3.61	3.59	3.52	3.48
58	4.02	3.98	3.83	3.78	58	3.68	3.66	3.59	3.54
59	4.12	4.07	3.89	3.85	59	3.76	3.74	3.65	3.60
60	4.22	4.16	3.96	3.93	60	3.84	3.82	3.72	3.67
61	4.33	4.26	4.03	4.01	61	3.93	3.90	3.78	3.74
62	4.44	4.36	4.10	4.09	62	4.03	3.99	3.85	3.82
63	4.57	4.47	4.18	4.18	63	4.13	4.08	3.93	3.89
64	4.70	4.59	4.25	4.27	64	4.23	4.18	4.00	3.98
65	4.84	4.71	4.32	4.37	65	4.35	4.29	4.08	4.06
66	4.99	4.84	4.39	4.47	66	4.47	4.40	4.16	4.16
67	5.15	4.97	4.47	4.58	67	4.60	4.52	4.24	4.25
68	5.32	5.11	4.54	4.69	68	4.74	4.65	4.32	4.36
69	5.50	5.26	4.61	4.81	69	4.90	4.78	4.40	4.46
70	5.70	5.41	4.68	4.93	70	5.06	4.92	4.48	4.58
71	5.90	5.57	4.74	5.06	71	5.24	5.07	4.55	4.70
72	6.12	5.73	4.80	5.20	72	5.43	5.23	4.63	4.83
73	6.36	5.90	4.86	5.34	73	5.63	5.40	4.70	4.97
74	6.61	6.07	4.91	5.50	74	5.86	5.57	4.77	5.11
75	6.88	6.25	4.96	5.65	75	6.10	5.76	4.84	5.26
76	7.17	6.43	5.01	5.82	76	6.36	5.95	4.90	5.42
77	7.48	6.62	5.05	6.00	77	6.64	6.14	4.95	5.60
78	7.81	6.80	5.09	6.19	78	6.94	6.35	5.00	5.78
79	8.16	6.99	5.12	6.39	79	7.27	6.55	5.05	5.97
80	8.54	7.18	5.15	6.59	80	7.63	6.76	5.09	6.17
81	8.95	7.36	5.17	6.81	81	8.02	6.97	5.12	6.39
82	9.38	7.54	5.20	7.04	82	8.44	7.18	5.15	6.61
83	9.85	7.72	5.21	7.28	83	8.90	7.39	5.18	6.85
84	10.35	7.89	5.23	7.54	84	9.39	7.59	5.20	7.10
85 and over	10.89	8.05	5.24	7.80	85 and over	9.93	7.78	5.22	7.37

JOINT AND SURVIVOR LIFE INCOME PLAN

JOINT AND SURVIVOR MONTHLY PAYMENTS (with 10 years certain)

MALE ADJUSTED AGE*	FEMALE ADJUSTED AGE*
	55	60	65	70	75	80	85 and over
55	$3.17	$3.31	$3.44	$3.55	$3.63	$3.68	$3.71
60	3.26	3.45	3.64	3.81	3.95	4.05	4.11
65	3.33	3.57	3.83	4.08	4.31	4.49	4.61
70	3.38	3.66	3.99	4.34	4.69	4.99	5.20
75	3.42	3.73	4.11	4.56	5.05	5.51	5.86
80	3.44	3.77	4.20	4.72	5.34	5.98	6.52
85 and over	3.45	3.80	4.25	4.83	5.55	6.35	7.08

See Section 12.2

Monthly payment rates are based on 2.50% annual effective interest and the Annuity 2000 Mortality Table with 125% of Projection Scale G. Mortality improvements are projected for 8 years plus the remaining life of the individual on whose life payments are based.

TT.SVUL.(0107)	24

It is recommended that you ...

read your Policy.

notify a Northwestern Mutual agent or the Company at 720 East Wisconsin Avenue, Milwaukee, Wl 53202, of an address change.

call a Northwestern Mutual agent for information—particularly on a suggestion to terminate or exchange this Policy for any reason.

Important Notice Concerning Statements in the Application for Your Insurance

Please read the copy of the Application attached to this Policy. Omissions or misstatements in the Application could cause an otherwise valid claim to be denied. Carefully check the Application and write to the Company at 720 E. Wisconsin Avenue, Milwaukee, Wl 53202, within ten days of delivery, if any information shown on it is not correct and complete, or if any past medical history or other information has been left out of the Application. The Application is part of the Policy and the Policy was issued on the basis that the answers to all questions and the information shown on the Application are correct and complete.

Election of Trustees

The members of The Northwestern Mutual Life Insurance Company are its policyholders of insurance policies and deferred annuity contracts. The members exercise control through a Board of Trustees. Elections to the Board are held each year at the annual meeting of members. Members are entitled to vote in person or by proxy.

FLEXIBLE PREMIUM VARIABLE ADJUSTABLE SURVIVORSHIP

LIFE INSURANCE POLICY

INSURANCE PAYABLE ON SECOND DEATH

Participating

Flexible premiums.

Benefits reflect investment results.

Variable benefits described in Sections 1, 3, 6, 7 and 8.

THE AMOUNT OF THE DEATH BENEFIT, THE DURATION OF THE COVERAGE AND ALL VALUES THAT ARE BASED ON THE SEPARATE ACCOUNT ASSETS WILL INCREASE OR DECREASE WITH INVESTMENT EXPERIENCE. THERE IS NO GUARANTEED MINIMUM DEATH BENEFIT. THERE IS NO GUARANTEED MINIMUM CASH SURRENDER VALUE.

TT.SVUL.(0107)

TT.SVUL.(0107)

POLICY SPLIT PROVISION

Policy Split Right. While both Insureds are alive, the Owner may exchange this policy for two policies (the “new policies”), one on the life of each Insured, if there is a change in federal estate tax law which results in any of the following:

a.	the permanent repeal of the unlimited marital deduction provision;

b.	a permanent reduction in the maximum percentage rate set forth in the federal estate tax schedule in effect on the Date of Issue of this policy by at least 50%;

c.	the permanent repeal of the estate tax law; or

d.	a permanent increase in the “applicable exclusion amount” to $4,000,000. The “applicable exclusion amount” is the maximum dollar amount that is excluded from the taxable estate for purposes of calculating the federal estate tax under the federal estate tax law.

This exchange may be made without evidence of insurability.

Conditions. The exchange may be made by meeting any conditions set by the Company, including the following:

a.	the Company must receive a written request from the Owner no more than 180 days after the earlier of the date of enactment of the law containing any of the provisions described in (a) through (d) above; and

b.	any required costs are paid.

Terms of the New Policies. The new policies will be issued on any life insurance plan agreed to by the Owner and the Company. The new policies will have the same Date of Issue and Policy Date as this policy. The new policies will take effect on the date the written request to exchange this policy for the new policies is received at the Home Office. This policy will terminate when the new policies take effect.

The amount of the death benefit of each new policy will be one-half the amount of the death benefit of this policy. The Policy Value of this policy will be allocated to each new policy as determined appropriate by the Company. Any policy debt will be divided between the new policies in proportion to their cash values. Any assignment will continue on the new policies.

Secretary
THE NORTHWESTERN MUTUAL LIFE
INSURANCE COMPANY

TT.SUL.PS.(0805)